                                                                   Exhibit 4.1.1

                                                               November 19, 2001

Mr. John H. Welker
President
Numatics, Inc.
1450 North Milford Road
Highland, Michigan 48357

Dear John:

         You have advised American Capital Strategies, Ltd. ("ACS") and American Capital Financial Services ("ACFS" and together with ACS, "ACAS"), that Numatics Incorporated (the "Company") intends to refinance its existing senior debt (the "Transaction").

         We are pleased to advise you that on the terms and subject to the conditions set forth herein and in the attached Financing Term Sheet dated October 16, 2001 and in the latest draft of the Note Purchase Agreement distributed on November 15, 2001 and all accompanying Purchase Documents (which form a part of this letter and are incorporated herein by reference), ACAS is willing to purchase the following securities from the Company:

                  $14,354,000 Senior Secured Term A Notes;
                  $17,000,000 Senior Secured Term B Notes.
                  $31,354,000 Total Financing ("Total Financing").


         These purchases are being made in connection with, and are conditioned on, certain conditions described in the attached Financing Term Sheet. Closing of the Transaction (the "Closing") is anticipated to occur on or before November 30, 2001.

         ACAS will not be obligated to make any loan or investment unless and until all the conditions referred to or set forth in this letter and the attached Financing Term Sheet and all other conditions which may be required by ACAS have been satisfied.

         You have agreed and hereby affirm that in consideration of the services performed and to be performed by ACAS in connection with this Transaction, ACAS shall be compensated by the payments to ACFS of certain fees and by the reimbursement to ACFS of certain expenses as described in the attached Financing Term Sheet. In addition, the Company shall pay ACFS a Commitment Fee equal to $10,000 per day for each day the commitment letter is outstanding.

         The Company agrees to indemnify and hold harmless ACAS and it affiliates and each of their respective directors, officers, employees and agents (collectively, the

John H. Welker, President
Numatics, Inc.
November 19, 2001
Page 2


"Indemnified Parties" and individually, an "Indemnified Party"), from and against any and all losses, claims, damages, expenses or liabilities to which any Indemnified Party may become subject, insofar as such losses, claims, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation or claims in respect thereof) arise out of, in any way relate to, or result from a claim made by a Third Party (as hereinafter defined) in respect of, the transactions described in this letter or the financing contemplated hereby (whether or not any Indemnified Party is a party to any action or proceeding out of which any such losses, claims, damages, expenses or liabilities arise), and to reimburse each Indemnified Party upon demand, for any legal or other expenses incurred by any Indemnified Party in or in connection with investigating, preparing to defend, defending or otherwise participating in any such claim, action or proceeding related to any such loss, claim, damage or liability, except that the Company shall not be obligated to indemnify, hold harmless or reimburse any Indemnified Party to the extent that any such losses, claims, damages, expenses or liabilities are determined in a final judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The term "Third Party" as used in this letter means any person, corporation or entity other than the Company.

         The commitment represented by this letter will terminate at 5:00 p.m. Eastern Daylight Time on November 26, 2001 unless ACAS has received written acceptance and any Commitment Fee due prior to that time. If this letter is accepted and the Commitment Fee is received on or before its expiration in accordance with the preceding sentence, this commitment will nevertheless terminate at 5:00 p.m. Eastern Daylight Time on December 19, 2001 unless definitive documentation, satisfactory in form and substance to ACAS, shall have been entered into and the transaction contemplated hereby shall have been Closed on or prior to such time.

         This letter may be executed by the parties hereto in one or more counterparts, each of which shall be an original and all of which together shall constitute but one and the same agreement.

         Neither the contents nor existence of this letter may be disclosed by you or the Company to any Third Party unless and until this letter has been accepted by you. ACAS will not be responsible or liable to any person for any damages which may be alleged as a result of the existence of this letter or the acceptance thereof.

John H. Welker, President
Numatics, Inc.
November 19, 2001
Page 3


         If you are in agreement with the foregoing, please sign and return to ACAS at the address indicated above an enclosed copy of this letter, along with the payment due hereunder. Upon receipt of copies hereof duly signed by you, ACAS' and the Company's undertakings hereunder shall become effective to the extent and in the manner provided herein.

                                     Very truly yours,

                                     AMERICAN CAPITAL STRATEGIES, LTD.

                                     By /s/ Mark Schindel
                                        -----------------
                                       Mark Schindel, Principal
                                       ------------------------


                                     ACS CAPITAL FINANCIAL SERVICES


                                     By /s/ Mark Schindel
                                        -----------------
                                       Mark Schindel, Vice President
                                       -----------------------------


                                     AGREED AND ACCEPTED as of this 19th day of November.

                                     NUMATICS, INCORPORATED


                                     By:    /s/ Robert P. Robeson
                                            ----------------------

                                     Name:  Robert P. Robeson
                                            ----------------------

                                     Title: Vice President
                                            ----------------------

                        AMERICAN CAPITAL STRATEGIES, LTD.

                              FINANCING TERM SHEET

                                       FOR

                             Numatics, Incorporated

I.   GENERAL TERMS
     -------------

A.   DATE OF TERM SHEET
     October 16, 2001

B.   ISSUER
     Numatics, Incorporated (the "Company")

C.   PURCHASER
     American Capital Strategies, Ltd. ("American Capital")

D.   TOTAL INVESTMENT BY AMERICAN CAPITAL

     1.   SENIOR SECURED TERM A NOTES ("TERM A NOTES")
          The "Term A Notes" shall total:                          $14,354,000

     2.   SENIOR SECURED TERM B NOTES ("TERM B NOTES")
          The "Term B Notes" shall total:                          $17,000,000

     3.   TOTAL
          The "Total Financing" shall total:                       $31,354,000

E.   DEFINITIONS

     1.   NOTES
          The Senior Secured Term A Notes and the Senior Term B Notes together shall be referred to as the "Notes."

F.   USE OF PROCEEDS
     Refinancing the senior debt.

G.   CLOSING DATE
     The date of the closing is to be determined, but American Capital shall target a closing no later than October 31, 2001 (the "Close" or "Closing").

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Numatics, Incorporated                                                    Page 2
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II.  SENIOR SECURED TERM A NOTES

A.     AMOUNT                                                      $14,354,000.
       The allocation of the Notes between the Term A and the Term B is dependant upon updating the real estate appraisals. The Term A may be divided into multiple notes.

B.     MATURITY
       The Term A Notes will mature on October 31, 2006 (the "Term A Maturity Date").

C.     AMORTIZATION
       The Term A Notes will amortize at the same schedule proposed by LaSalle Business Credit, with a bullet payment made for the remaining principal on the Term A Maturity Date.

D.     EXCESS CASH FLOW SWEEP
       The Company shall allocate 25% of its Excess Cash Flow towards prepayment of the Term A Notes, to be applied in reverse order of maturity. Excess Cash Flow is net profit after tax plus depreciation, plus amortization, less capital expenditures (not financed) and obligations due on the Notes. Payments will be quarterly based on management prepared financial statements presented on a consolidated basis.

E.     INTEREST
       Interest shall be payable monthly in arrears on the first business day of each month 1) in cash at a variable rate equal to Prime plus 6.5 percentage points with a minimum rate of 12 percentage points. The interest option would be determined at Close. Interest payments shall be computed on the basis of a 360-day year composed of twelve 30-day months, and the actual number of days elapsed.

III. SENIOR SECURED TERM B NOTES
     ---------------------------

A.     AMOUNT                                                      $17,000,000.

B.     MATURITY
       The Term B Notes will mature on October 31, 2006 (the "Term A Maturity Date").

C.     AMORTIZATION
       The loan will be fully repaid on the Term B Maturity Date.

D.     INTEREST
       Interest shall be payable monthly in arrears on the first business day of each month 1) in cash at a fixed rate equal to 17 percentage points plus
       2) 2.00 percentage points payable in kind ("PIK"), due on the Term B Maturity Date. The Company shall have the option


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Numatics, Incorporated                                                    Page 3
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       to pay the 2.00% PIK portion in cash. Interest payments shall be computed on the basis of a 360-day year composed of twelve 30-day months, and the actual number of days elapsed.

IV.  TERMS OF THE NOTES
     ------------------

A.     OPTIONAL PREPAYMENT
       The Company may prepay the Notes in multiples of $100,000.

       Optional prepayments will be applied in inverse order of maturity.

       The Company will pay a prepayment fee on the Term B Note in the first year of 3% of the amount prepaid, 2% in the second year, 1% in the third year and will incur no prepayment fee thereafter.

       The prepayment fees will not apply to the excess cash flow sweep.

B.     MANDATORY PREPAYMENTS
       Mandatory prepayments of the Notes will be made upon the occurrence of any of the following events:

       1.   A sale of the Company;

       2. A change in control, merger, consolidation or similar combination, sale of a material portion of the Company's assets, or other similar transaction; or

       3.   A change in responsibility or role of John Welker.

       4.   A default on the High Yield Notes.

       Mandatory prepayments will be subject to the same prepayment fees as optional prepayments (assuming the Company is not in a payment default), in addition to default interest rates if appropriate.

C.     COLLATERAL SECURITY
       The Notes and obligations to repurchase any Company securities owned by American Capital will be secured by a valid security interest in all of the Company's assets, including without limitation all contract rights, real estate, machinery, furniture, fixtures and equipment, capital leases, and receivables of the Company.

D.     ADDITIONAL DEBT
       At Closing, the Company shall have no other funded debt other than the debt shown on the August 31, 2001 balance sheet presented in the Confidential Memorandum, less the total of the new $35 million of senior debt financing led by LaSalle Bank and the Notes (the "Additional Debt"). The $35 million LaSalle financing will consist of a $35 million revolving line of credit (the "RLOC").

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Numatics, Incorporated                                                    Page 4
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E.   INTER-CREDITOR OR AGENCY AGREEMENT
     An Inter-Creditor or Agency Agreement acceptable to American Capital between American Capital and any senior lender will provide American
     Capital a first lien on the Company's PP&E and a second lien on the Company's current assets. The senior lender will receive a first lien on the Company's current assets, and a second lien on the Company's PP&E.

F.   REPRESENTATIONS AND WARRANTIES
     The documentation for the Total Financing shall contain such representations and warranties as are customary for loans and investments of a similar size and nature, including but not limited to, representations regarding due organization, principal place of business of the Company, litigation, taxes, other debts, leases, information provided, management's background, subsidiaries, identification of management, no material changes, no side agreements, compliance with laws and no brokers.

G.   FINANCIAL COVENANTS [IN PROCESS OF COMPLETING]
     The documentation for the Notes shall contain financial covenants of the Company, including but not limited to:

     1.   Minimum fixed charge coverage ratio;

     2.   Maximum debt to EBITDA ratio;

     3.   Maximum debt to equity ratio; and

     4.   Other financial covenants acceptable to American Capital.

     Such covenants shall be based on the most recent twelve months' performance of the Company.

H.   NEGATIVE COVENANTS
     The documentation for the Notes shall contain negative covenants of the Company, including but not limited to:

     1. No funded debt except Additional Debt that declines by the amount of scheduled principal payments (excluding existing funded debt). The Additional Debt may increase further by an increase in the RLOC if such increase would be supported by the advance rates under the revolving line of credit and the standards concerning qualified receivables and inventory existing at Closing;

     2.   No breach of the terms of the Additional Debt;

     3. The Company would not be put into bankruptcy without a unanimous vote by the board of directors.

     4. The Company would not default on the High Yield Notes without a unanimous consent by the board of directors.

     5.   No sale of common stock by John Welker;

     6.   No material changes in the business of the Company;

Numatics, Incorporated                                                    Page 5
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     7.   No stock issuances except those provided for in existing employee compensation plans;

     8.   No dividends to shareholders;

     9. No investment banking fees other than the payment due to Woodward Capital Advisors at Closing;

     10.  No change of location of the corporate headquarters;

     11. No transactions with affiliates and subsidiaries (outside the ordinary course of business), equity owners (other than permitted redemptions under existing employee compensation plans) or related parties;

     12.  No changes in corporate structure;

     13. No purchases or carrying of "margin securities" with the proceeds of the Total Financing;

     14. No mergers, acquisitions, sales of corporate assets outside the ordinary course of business; and

     15. No additional leases, liens and investments except within amounts to be mutually agreed to between American Capital and the Company.

I.   AFFIRMATIVE COVENANTS

     The documentation for the Note will include affirmative covenants of the Company requiring the Company:

     1. To provide monthly financial statements, annual audits (by an auditor acceptable to American Capital), projections, monthly officer certificates, copies of material agency filing and material litigation filings and copies of default notices;

     2.   To hold quarterly board meetings;

     3. To maintain adequate hazard and business interruption insurance and key man life insurance;

     4. To provide a right of first offer to American Capital to participate in future financings of the Company provided however that the Company shall not be obligated in any way as a result of such first offer; and

     5. To provide access to Company information subject to American Capital agreeing to reasonable confidentiality provisions.

J.   DEFAULTS

     The Notes shall be in default under the following circumstances:

     1. Failure to pay interest and principal when due with respect to any portion of the Total Financing or any other indebtedness of the Company;

     2. Failure to comply with or observe covenants subject to cure periods to be negotiated;

     3.   Default under the terms of the Additional Debt;

     4.   Misrepresentation or breach of warranty; and

Numatics, Incorporated                                                    Page 6
--------------------------------------------------------------------------------

     5. Such other defaults as are customary for Notes of a similar nature. In default the interest rates on the Notes will increase by 2%.

V.   OTHER TERMS
     -----------

A.   BOARD RIGHTS

     American Capital shall have the right to designate one Director for so long as the Notes are outstanding. In the event that American Capital shall waive its right to designate a Director, it will receive BOD meeting attendance privileges and rights to receive all information normally provided to Directors and will receive reimbursement of out of pocket expenses.

     The BOD shall mean the boards of directors of the Company. American Capital shall also have the ability to exercise a right to a seat on any subsidiary board; to the extent such board deals with matters outside the day-to-day operation of such subsidiary.

     American Capital shall have the right to elect that number of Directors sufficient to constitute a majority of the BOD if (i) there is a payment default on the Notes, or (ii) payment of principal on the Notes is accelerated. In the event that such circumstance giving American Capital the right to elect sufficient number of Directors to constitute a majority of the BOD is cured, such right shall continue for eighteen months after the cure; provided that if such voting rights are reinstated because of a subsequent occurrence of one or more such events, such voting rights will become permanent.

B.   TRANSFERABILITY

     The Notes, or the interest in such securities provided by this Term Sheet, will be freely transferable (subject to federal and state securities laws), at the Closing or subsequent to the Closing.

C.   CONDITIONS PRECEDENT

     Purchase of the Notes will be subject to various conditions precedent customary for transactions of this size and nature, including but not limited to:

     1. Satisfactory completion of business, legal and accounting due diligence;

     2. Execution of definitive agreements, instruments and documents related to the Additional Debt satisfactory in form and substance to American Capital in its sole discretion;

     3. The absence of any material adverse change in the business or financial condition fof the Company or the capital markets from the date of this Term Sheet until the Closing;

     4. Satisfactory completion of the credit approval process of American Capital;

     5. Key Man Life Insurance of not less than $5,000,000 on John Welker, to be assigned to American Capital.

Numatics, Incorporated                                                    Page 7
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     6.   The Company having no less than $42,000,000 of working capital at
          Closing; and

     7.   The Company having no less than $(76,500,000) of equity at Closing.

     8.   Completing an update of the real estate appraisals.


D.   PROCESSING FEE

     1.   EXPENSE DEPOSIT

          The Company shall pay American Capital a $30,000 expense deposit upon the commencement of legal documentation.

     2.   CLOSING PROCESSING FEE

          The Company shall pay American Capital a processing fee at Closing (the "Closing Processing Fee") of the following percentages less the Term Sheet Processing Fee previously paid to American Capital:

          a.   THE TERM A NOTE 3.0%

          b.   THE TERM B NOTE 3.0%

E.   COLLATERAL MONITORING FEE

     The Company shall pay American Capital a Collateral Monitoring fee equal to $175,000 per year payable on a monthly basis.

F.   BREAKUP FEE

     If American Capital has approved the financing as presented herein, and the Company closes with funds provided by any mezzanine or subordinated debt source other than American Capital in connection with the refinancing of the Company, including the public or private placement of debt securities, within one year of the expiration of this Term Sheet, the Company shall pay American Capital a break-up fee of $250,000 which is due and payable at the closing of such financing.

G.   EXPENSES

     American Capital shall be reimbursed for all reasonable out-of-pocket expenses incurred prior to and at the Closing including, but not limited to, legal, environmental (including phase I, compliance audits and phase II reports, when indicated), appraisal, consulting, background investigations and travel expenses whether or not the transactions contemplated herein are consummated. In addition, out-of-pocket expenses such as research, telecommunications charges, photocopying, delivery, postage, and other administrative expenses will be charged based on American Capital's total financing commitment. Total expenses are estimated to be $250,000.

Numatics, Incorporated                                                    Page 8
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H.   BACKGROUND CHECK

     The following senior managers of the Company will provide, to a background investigation firm engaged by American Capital, authorization and information for a background check to be conducted on the senior manager:

     1. CEO

     2. CFO

     3. OTHER INDIVIDUALS DETERMINED BY ACAS DURING DUE DILIGENCE

I.   EXCLUSIVITY

     This Term Sheet is confidential and may not be shown or disclosed by the Company (or any broker or other agent of the Company) without the prior written consent of American Capital other than to the Company's existing bank group, LaSalle Business Credit and professional advisors.

J.   PROCEDURAL TERMS

     This Term Sheet is not a commitment to make an investment, rather, upon your acceptance of this Term Sheet and payment of the required fees and deposit, this Term Sheet will evidence the agreement of American Capital to commence in good faith its due diligence and its internal financing approval process, and will evidence the Company's agreement to pay and reimburse American Capital as provided herein, whether or not any financing is ultimately consummated. American Capital will not be under any obligation to consummate the proposed financing until such time as the foregoing conditions have been satisfied.

Naumatics, Incorporated                                                   Page 9
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K.   TERMINATION

     Except for the obligation of the Company to reimburse American Capital for its fees and expenses under Paragraph G and the obligations of the Company under the exclusivity provisions of Paragraph I, as provided above (which obligations will survive the expiration of this Term Sheet), this Term Sheet automatically will expire and be of no further force or effect (unless sooner accepted by the Company) as of 5PM CST on October 16, 2001 (the "Termination Date") or upon the occurrence of any of the following events:

     1. The Company fails to accept this Term Sheet in accordance with the procedure set forth above;

     2. Prior to any such acceptance, American Capital notifies the Company that this Term Sheet is withdrawn;

     3. American Capital or LaSalle Bank notifies the Company that the results of its due diligence are unsatisfactory; or

     4. American Capital or LaSalle Bank notifies the Company that it has not obtained internal approfval of the financing upon the terms and conditions set forth herein or due to capital restraints.

     Agreed to and accepted by Numatics, Incorporated:

     By:  /s/ Rober P. Robeson
          ---------------------------

     Name:  Robert P. Robeson
            -------------------------

     Title:  Vice President

             ------------------------
     Date:  10-10-01
            -------------------------